CHINA FUNDAMENTAL ACQUISITION CORPORATION

This Executive Employment Agreement (this “Agreement”) is dated as of Feb. 15, 2010 by and between Mr. Zhang Fude (the “Executive”) and CHINA FUNDAMENTAL ACQUISITION CORPORATION, a company registered and incorporated in the Cayman Islands (the “Company”).

本雇用协议由注册于开曼群岛的CHINA FUNDAMENTAL ACQUISITION CORPORATION公司与张福德于2010年2月15日签订。

The Company believes it is in the best interests of the Company to employ the Executive and incentive the Executive to serve the Company. Accordingly, the Company and the Executive agree to enter into this Employment Agreement.

Now therefore, in consideration of the mutual promises, covenants and agreements contained herein, the parties hereto agree as follows:

1.	Term of Agreement

(a)
This Agreement shall commence on Feb. 15, 2010 (the “Start Date”) and will end on the third anniversary of the Start Date (the “Initial Term”). Commencing on the third anniversary of the Start Date, and each such anniversary thereafter, the term of the Executive’s employment shall automatically be extended for one (1) additional year, unless, no later than ninety (90) days prior to such anniversary, either party shall have given notice to the other that it does not wish to extend the Employment Period of this Agreement. Subject to the Company’s severance payment obligations set forth in Section 7 below, this Agreement may be terminated by either party with cause during the Initial Term or without cause after the Initial Term, on ninety (90) days written notice to the other party.

本协议于2010年2月15日开始，三年期满（初始期限）。在三年期满前，若双方任一方在三年期满前90天没有通知另一方解约，则本协议将自动延期一年。 第7条款规定的公司遣散费，本协议可由任一方在初始期限内有原因提出或在初始期限后无原因提出终止，但需提前90天书面通知另一方。

2.	Position and Duties

(a)	Executive shall be employed by the Company as Chief Technical Officer (CTO) and will directly report to the Chief Executive Officer (CEO). 高级管理人员在公司任职技术总监，并直接报告给执行总裁。

(b)
Executive shall perform such duties and responsibilities as are normally related to such position in accordance with the standards of the industry and any additional duties now or hereafter assigned to Executive by the Company. Executive shall abide by the Company’s rules, regulations, and practices as they may from time-to –time be adopted or modified.

高级管理人员将履行岗位规定的职责和义务，并将遵守公司的规章制度。

(c)
Except upon the prior written consent of the Company, Executive will not, during the term of this Agreement, accept any other employment, or engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that might interfere with Executive’s duties and responsibilities hereunder or create a conflict of interest with the Company.

高级管理人员在没有公司的预先书面同意下，为避免高级管理人员的工作职责受到干涉或造成与公司的利益冲突，高级管理人员不可以接受其它公司雇用、直接或间接地雇用（不论是否有报酬）。

(d)
It is understood that the Company is in the process of restructuring and the Executive's role and responsibilities may be refined in accordance with the Company's evolving requirements.  The scope of the Executive's duties shall be determined from time to time in accordance with the needs of the Company by the Board of Directors.  The Company may reassign the Executive to a different position in the Company, or assign the Executive to work in any entity of the Company Group (as defined below) or a different location.  If appropriate, the level of the Executive’s salary and benefits will be increased or decreased in accordance with such new assignment.

公司正在重组过程中，高级管理人员的角色和职责将依据公司的发展而变化。高级管理人员的职责范围将根据公司董事会的要求被更改。公司可重新分配高级管理人员到不同的岗位上或安排高级人员在集团公司的任一家公司工作或 到不同的工作地点工作。如果有这些安排，高级管理人员的薪酬和福利将根据新职位不同而增加或减少。

For the purpose of this Agreement, and other relevant agreements entered into by and between the Company and the Executive, “Company Group” shall mean, collectively, (i) the Company; (ii) Authentic Genius Limited, a Hong Kong company, the wholly owned subsidiary of the Company; (iii) Beijing Xin Fu Industry Consulting Co., Ltd.(北京信赋兴业咨询有限公司), a wholly owned subsidiary of Authentic Genius Limited ; (iv) Giant Nova Holdings Limited, a British Virgin Islands company, a wholly owned subsidiary of the Company; (v) Beijing Wowjoint Machinery Co., Ltd. (北京万桥兴业机械有限公司), a PRC company, an affiliate of the Company; and any other direct or indirect subsidiary or affiliate of any of the foregoing companies that may be established from time to time.

为执行本协议或其它与公司和高级管理人员相关的协议，集团公司是指：1. 公司；2. 香港信赋公司；3. 北京信赋兴业咨询有限公司；4. GIANT NOVA公司；5. 北京万桥兴业机械有限公司。

3.	Compensation 报酬

The Executive will receive a monthly salary and it shall not be less than USD 1,900.00 and Performance Bonus as discretionarily determined by the Board of Directors of the Company from time to time. During the continuance of this Agreement, the Executive will be entitled to participate in and to receive benefits from all present and future medical and all other benefits made available generally to employees of the Company.

高级管理人员的月薪不低于1,900.00 美元，业绩奖金将由董事会决定。在协议期内，高级管理人员将有权参与和接受公司现有和未来的医疗方面的福利和其他提供一般员工的福利。

4.	Working Hours and Holidays 工作时间和假期

The Executive shall carry out her duties on a full-time basis, no less than Eight (8) hours each day, from Monday to Friday of every week. The Executive will be required to work in flexible working hours as needed to fulfill his/her duties.

高级管理人员将执行全职，每天工作不少于8小时，每周从周一到周五为工作日。高级管理人员根据自己的职责将被要求在弹性工作时间来履行自己的职责。

The Executive is entitled to 15 workings days paid leave per year in addition to the gazetted public holidays.

高级管理人员有权利享受每年15天带薪休假和国家规定的公共假日。

5.	Location of Work 工作地点

The Executive will be required to work in such place(s), within or outside the jurisdiction of the People’s Republic of China (the “PRC”) as assigned by the Company. Such place may include but not limited to the premises of the Company’s related companies in Hong Kong.

高级管理人员将被按公司指派在中华人民共和国管辖的范围内或范围外工作，此工作地点包括但不限于与公司相关的位于香港的公司。

6.	Inventions 发明创造

If, during the term of this Agreement, the Executive performs work that results in the development of any inventions relating to processes, products or formula (the "Inventions"), such Inventions shall be the exclusive property of the Company, and the Executive shall promptly disclose the Inventions to the Company, and shall take all necessary steps, including the execution of documents, to vest ownership and control of the Inventions in the Company.  Notwithstanding the foregoing, the Executive shall have the right to retain ownership of all patents obtained on any Inventions made by the Executive during the Executive’s non-working hours, and without use of or reference to the Company's facilities, Confidential Information or materials.

如果在任职期限内，高级管理人员在履行工作过程有关于工序、产品或配方的发明，此发明的所有权属于公司，高级管理人员需立即向公司披露 此发明，并采取一切必要的措施，包括提供执 行文件、授权发明的所有权和控制权给公司。尽 管有上述规定，高级管理人员有权保留非工作期间没有使用或参照公司的设施、保密信息或材料而取得任何发明专利的所有权。

7.	Termination of Employment and Severance Benefits 协议的解除和解雇金

(a)	Termination of Employment. This Agreement may be terminated upon the occurrence of any of the following events:

协议的解除：在出现以下任一情形时本协议将被解除：

(i)	The Company’s determination in good faith to terminate the Executive for Cause (as defined in Section 9 below);

公司在诚信的基础上因原因（详见第9条描述）决定终止执行本协议；

(ii)
The effective date of a written notice sent to the Company from the Executive stating that the Executive is electing to terminate his employment with the Company (“Voluntary Termination”); provided that such effective date shall be no earlier than Ninety (90) days after delivery of written notice to the Company; or

高级管理人员在有效日期内书面通知公司要求与公司解除本协议 (“自愿终止”)，执行的日期不得早于书面通知公司90天后；或

(b)	Effect of Termination; Severance Benefits. Executive and Company each agrees that the following provisions shall apply in the event of termination of employment:

解除协议的效力；解雇金：

倘若解除本协议，高级管理人员和公司均同意以下条款：

(i)
Voluntary Termination. If the Executive’s employment terminates by Voluntary Termination, then the Executive shall not be entitled to receive payment of any severance benefits. The Company shall have the option, in its sole discretion, to make Executive’s termination effective at any time prior to the end of such notice period as long as the Company provides Executive with all compensation to which he would be entitled for continuing employment through the last day of the notice period. Thereafter, all obligations of the Company under this Agreement shall cease.

自愿终止：如果高级管理人员的雇用因自愿终止，则高级管理人员无权接受解雇金。公司将有权选择、全权决定,在任何时间终止高级管理人员的雇佣，在通知期限结束之前只要公司提供高管薪酬，高管将继续工作到通知期限的最后一天。此后，公司将停止履行所有本协议项下的义务。

(ii)
Involuntary Termination. After the third anniversary of the Start Date, except in situations where Executive’s employment is terminated for Cause, by death or by disability, in the event that the Company terminates Executive’s employment, Executive will be eligible to receive an amount equal to ninety (90) days of Executive’s then-current Base Salary payable in the form of salary continuation.

非自愿终止：在第三年雇用开始后，除非高级管理人员的雇用是因死亡或残疾而终止，倘若公司终止本协议，高级管理人员有资格接受按薪酬计划规定的相当于90天的基本工资。

(iii)
Termination for Cause. The Company shall pay to Executive’s all compensation to which Executive is entitled up through the date of termination, and thereafter, all of the Company’s obligations under this Agreement shall cease.

因原因终止：公司在终止协议日将支付高管所有补偿，此后，公司停止履行本协议项下的义务。

(c)	Termination Obligations终止义务

(i)
Executive agrees that all property, including, without limitation, all   equipment, tangible proprietary information, documents, records, notes, contracts, and computer-generated materials furnished to or prepared by Executive incident to his employment belong to the Company and shall be promptly returned to the Company upon termination of Executive’s employment.

高管同意因其受公司雇佣而产生的资产包括但不限于所有设备、有形的专有信息、文件、记录、笔记、合同、生成的材料将在终止本协议前退还给公司，个人财产除外。

(ii)
Upon termination of Executive’s employment, Executive shall be deemed to have resigned from all offices and directorships then held with the Company and any subsidiary of the Company. Following any termination of employment, Executive shall cooperate with the Company in the winding up or transferring to other employees of any pending work and shall also cooperate with the Company in the defense of any action brought by any third party against the Company that relates to Executive’s employment by the Company.

在终止本协议前，高管将被视为已退出所有的办公室和辞掉公司和公司的任何子公司的管理者的职位。在终止过程中，高管将配合公司将未完成的工作清理或转移给其他员工；任何第三方因涉及高 管被公司雇佣而向公司索 赔，高管还将配合公司采取防卫行动。

Executive agrees that his obligations under this Section as well as Section 8 shall survive the termination of employment and the expiration of this Agreement.

在雇用终止和协议期满后，高管同意仍将履行本条款的规定和第8条款规定的义务。

8.	Restrictive Covenants 限制条款

(a)
Confidentiality Agreement. Executive acknowledges that it is the policy of the Company to maintain as secret and confidential all Confidential Information (as defined below), and that Confidential Information has been and will be developed at substantial cost and effort to the Company.  Executive shall neither during the employment (except in the proper performance of his duties) nor at any time (without limit) after its termination, directly or indirectly:

(i)	use for his own purposes or for those of any other person, company, business entity or other organization whatsoever; or
(ii)	disclose to any person, company, business entity or other organization whatsoever:
any trade secrets or confidential information relating or belonging to the Company or any other member of the Company Group including but not limited to any such information concerning manufacturing, management processes, technology, marketing, financial information, trade secrets, “know-how,” customers, certain methodologies and other information of the Company or any other member of the Company Group, and information relating to the products, procedures, business and services of the Company or any other member of the Company Group, any document marked 'Confidential' (or with a similar expression), or any information which Executive has been told is confidential or which he might reasonably expect the Company or any other member of the Company Group would regard as confidential, or any information which has been given to the Company or any other member of the Company Group in confidence by customer, supplier or other persons (“Confidential Information”).

保密协定：高管知晓公司的政策是要对所有的机密信息保持保密，并且明白机密信息可以给公司或将给公司带来巨大成本或收益。高管在雇用期间或在雇用终止后的任何时间都不可以直接或间接地：

1.	为个人的目的或其它个人、公司、企业或其它组织的目的；

2.	披露信息给任何人、公司、企业或其它组织；

任何涉及商业秘密、机密信息或者属于公司或集团公司的任何成员公司，包括但不限于任何有关生产、经营过程、技术、市场推广、财务信息、商业秘密、“技术秘密”、客户、某些方法以及公司或集团公 司的任何成员公司 的其他信息、与公司或集团公司任一成员公司的产品、程序、经营和服务有关的信息、任何标志机密的文件(或相似的说 法)、或任何已告知高管为机密的信息或高管预计的将被公司或集团公司的任一成员公司认为机密的信息、或由客户、供应商或 他人提供给公司或集团公司任一成员的信息(“机密信息”)。

The obligations contained in Section 8(a) shall cease to apply to any information or knowledge which may subsequently come into the public domain after the termination of employment other than by way of unauthorized disclosure.

在条款8（A）中描述的义务将适用于雇佣终止后进入公共领域任何信息或知识，不包括非法披露的信息和知识。

(b)
Non-solicitation. For two years following the last date of employment, the Executive shall not, either for his/her own account or for the account of any other person: (i) solicit, induce, attempt to hire, or hire any employee or contractor of the Company or any other member of the Company Group or any other person who may have been employed or engaged by the Company or any other member of the Company Group during the term of his/her employment with the Company unless that person has not worked with the Company or any other member of the Company Group, as the case may be, within the twelve month period following his/her last day of employment with the Company; (ii) solicit business or relationship in competition with the Company or any other member of the Company Group from any of the Company’s or any other member of the Company Group’s customers, suppliers or partners or any other entity with which the Company or any other member of the Company Group does business; (iii) assist in such hiring or solicitation by any other person or business entity or encourage any such employee to terminate his employment with the Company or any other member of the Company Group; or (iv) encourage any such customer, supplier or partner or any other entity to terminate its relationship with the Company or any other member of the Company Group, or change its relationship with the Company or any other member of the Company Group, in such a way that would have any negative consequence on the financial condition, operations, assets, business, properties or prospects of the Company.

禁止招揽：协议终止后的两年内，禁止本人为了自己的利益或者他人利益而做出以下行为：(i) 征集、诱导、企图雇用或雇用公司的任何雇员、公司的承包商、集团公司的成员或在本人在职期间 的其他任何已被公司雇用或聘用的人，但是不包括在万桥离职二年以上的人。(ii) 招揽生意或与公司或集团公司成员的竞争方关联利用公司的任何客户、供应商或者合作商等实体的关系而进行商业活动。(iii)协助其他人或者经济实体招揽，或者煽动员工与公司或集团公司成员解除劳动关系。(iv)煽动客户、供应商、合作商或者其他 经济实体与公司或集团公司成员解除合作关系，或者改变公司或集团公司成员与他们之间的贸易关系，导致公司的财务状况，业务，资产，贸易，财产，前景等受到不良影响。

(c)
Non-Competition. Due to the fact that Executive is responsible for making senior level executive decisions and has access to the Company’s business secrets (including technical and commercial secrets as well as know-how), upon termination of this Agreement, whether or not for a legal cause, without the Company’s prior written consent Executive shall not, within a period of twenty-four (24) months thereafter (the “Non-Competition Term”), directly or indirectly, (i) enter into the employ of or render any services to any person or entity engaged in any business which is a Competitive Business (as defined below); (ii) engage in any Competitive Business for his or her own account; (iii) become associated with or interested in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity.

竞业禁止：由于高管负责做出高级别的行政决策，并已了解公司的商业秘密 (包括技术以及商业，不论是否有一个合法的原因，一旦终止本协议，在公司没有书面同意的情况下，雇员不得在二十四(24)个月之内直接或间接地(1) 被雇用或提供任何服务给任何从事与公司有竞争性业务的公司；(2) 为他或她自己的收益从事竞争性业务；(3) 联系或感兴趣，包括任何作为竞争性业务的个体、合作伙伴、股东、债权人、董事、高级职员、官员、代理人、雇员、受托人、咨询、顾问或任何可能有关系的人员。

For the purpose of this Agreement, the term “Competitive Business” shall mean any business which operates in any current or planned aspect of the business conducted by the Company or any other member of the Company Group (including without limitation business of sales, design, engineering, manufacturing, installation, and R&D of non-standard construction equipment and technical consultation on the development and maintenance of railways (high speed & conventional), highways and bridges in China) or planned geographic market of the Company and any other member of the Company Group.

在本协议中， “竞争性业务”是指任何正在运行的或计划的可能会影响公司业务的或公司集团任何成员的 (见雇用协议说明)(包括但不限于 销售业务、设计、工程、制造、安装调试、非标施工设备的研发、技术咨询及铁路(高速铁路、公路、及桥梁的开发和维护)在中国或其它公 司与公司集团成员计划进行业务的区域市场。

(d)
Executive acknowledges that the covenants contained in Sections 7(a),(b) and (c) are reasonable in the scope of the activities restricted, the geographic area covered by the restrictions, and the duration of the restrictions, and that such covenants are reasonably necessary to protect the Company’s legitimate interests in its Confidential Information and in its relationships with employees, customers and suppliers. The Executive further acknowledges such covenants are essential elements of this Agreement and that, but for such covenants, the Company would not have entered into this Agreement.

高管承认条款7(a)、(b)和(c)在财务活动范围内是合理地、时间限制是持续的，这些条款对于保护公司的机密信息和与员工、客户和供应商关系的合法权益是相当必 要的客户以及供应商。高管进一步承认这些条款是本协议必不可少的要素，如果没有这些条款，公司将不会订立本协议。

(e)	The Company and the Executive have each consulted with their respective legal counsel and have been advised concerning the reasonableness and propriety of such covenants.

公司和高管都已分别向各自的法律顾问咨询，并已经收到了有关条款的合理性和适当性的建议。

9.	Definitions. 定义

“Cause” shall mean (i) Executive commits a crime involving      dishonesty, breach or trust, or physical harm to any person; (ii) Executive willfully engages in conduct that is in bad faith and materially injurious to the Company, including but not limited to, misappropriation of trade secrets, fraud or embezzlement; (iii) Executive commits a material breach of any Restrictive Covenants under Section 8 (a) (b) or (c) of this Agreement, which breach is not cured within Twenty (20) days after written notice to Executive from the Company; (iv) Executive willfully refuses to implement or follow a reasonable and lawful policy or directive of the Company, which breach is not cured within Twenty (20) days after written notice to Executive from the Company.

因原因解除协议的原因是指：1. 高管犯罪包括不诚实、违约或赊账、或对其他人造成身体伤害；2. 高管故意地进行损害公司或给公司造成重大损失的行为，包括但不限于挪用商业机密、欺诈或盗用公款；3. 高管违反任何条款(a) (b) (c)的限制条款，在公司书面通知高管后20天内仍未改正的；4. 高管故意拒绝执行或遵循公司合理合法的政策或指令，在公司书面通知高管后20天内仍未改正的。

10.	Conflicts 冲突

Executive represents that his performance of all the terms of this Agreement will not breach any other agreement to which the Executive is a party. Executive has not, and will not during the term of this Agreement, enter into any oral or written agreement in conflict with any of the provisions of this Agreement. Executive further represent that he is entering into or has entered into an employment relationship with the Company of his own free will and that he has not bee solicited as an employee in any way by the Company.

高管执行本协议的规定，并同时不可违反任何以高管为签约一方的合约。高管从来没有、也没有在本协议期限内订立与本协议规定相冲突的口头或书面合约。高管进一步声明他正在计划或已被公司雇用是自愿地， 并且他没有被公司以任何方式恳求成为雇员。

11.	Miscellaneous Provisions. 其它规定

(a)	Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties.

修正和放弃：本协议任何条款的修正和放弃将由双方书面同意后进行。

(b)	Sole Agreement. This Agreement, constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof.

唯一协议：本协议为双方独家协议，并取代双方谈判之前所有的口头或文字合约。

(c)
Choice of Law. The validity, interpretation, construction and   performance of this Agreement shall be governed by the laws of the State of New York without giving effect to the principles of conflict of laws.

法律：本协议的效力、解释、结构及履行符合纽约的法律规定，没有与法律冲突的条款。

(d)
Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the appropriate judicial authority will construe such provision by limiting or reducing it to the minimum extent necessary to make it legally enforceable.

独立性：如果本协议的一个或更多条款在适用法律下被确定为不具有强制执行效力，适当的司法机关将把这些条款加以限制或减少到最小程度必须使其合法地被执行。

(e)
Arbitration. In the event that any controversy, claim or dispute arises concerning either (a) the interpretation or (b) the performance by any party to this Agreement, of any of the terms hereof (a “Controversy”), the Parties shall promptly conduct negotiations in good faith to resolve such Controversy effecting as nearly as possible the intent and purposes of the Parties. Any resolution of such Controversy shall be set forth in a writing singed by each Party involved in such Controversy. If the Parties are unable to settle such Controversy within thirty (30) days, the Controversy or Controversies remaining shall be finally and exclusively settled by binding arbitration in Hong Kong under the rules of the Hong Kong International Arbitration Centre.

仲裁：为防止任何一方有任何争议、索赔或争议：1. 解释或2. 任何一方履行本协议的任何条款时若有(“争议”)双方应立即进行协商，双 方应真诚地讨论解决这样的争议。任何解决这类争议应在双方当事人签订书面参与这样的争论。任何争议的解决将由争议的双方书面解决。如果双方在三十(30)天内不能解决争议，争议或部分争议将按照香港国际仲裁中 心的规则在香港解决。

(f)	No Waiver. In no circumstances shall this Agreement be interpreted to mean that Executive has waived any rights, including due process, to which he is entitled under applicable law.

无自动放弃：在任何情况下，本协议都不能被解释为高管已经放弃任何权利，包括适当法律规定的正当程序。

(g)
Advice of Counsel. Executive acknowledges that he has had the opportunity to consult legal counsel concerning this Agreement, that he has read and understands the Agreement, that he is fully aware of its legal effect, and that he has entered into it freely based on his own judgment and not on any representations or promises other than those contained in this Agreement.

律师的意见：高管确认他有机会就本协议请教律师，高管已经读懂本协议并且充分意识到它的法律效力，高管基于自己的判断而不是受任何本协议外的陈述或承诺的影响。

[Signature Page Follows]

The parties have executed this Agreement the date first written above.

CHINA FUNDAMENTAL ACQUISITION CORPORATION

By:	/s/ Chun Yi Hao
Name: Chun Yi Hao
Capacity: Chief Executive Officer

EXECUTIVE:
Signature:	/s/ Fude Zhang
Fude Zhang